Exhibit 10.56
RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1. Sylvia Summers Couder (“Executive”) has been employed by Trident Microsystems, Inc. (the “Company”) as its Chief Executive Officer pursuant to a written employment agreement dated as of September 19, 2007 (the “Employment Agreement”). Executive has voluntarily resigned from the Board of Directors of the Company (the “Board”) and from any positions that she holds as an officer or employee of the Company effective as of January 19, 2011 (the “Resignation Date”), and the parties’ employment relationship has terminated effective as of the Resignation Date. In connection with those actions, Executive and the Company now agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to Shirley Olerich at Shirley.Olerich@tridentmicro.com) prior to that date.
     2. Executive hereby confirms her voluntary resignation from (a) her employment with the Company, (b) her position as a member of the Board, and (c) any positions that she holds with any of the Company’s subsidiaries (including all representative offices or other entities organized thereunder, and whether incorporated or organized in the United States or any other country) (a “Subsidiary”), with all such resignations effective on the Resignation Date. Executive shall promptly execute and return to the Company any additional documents reasonably necessary to effectuate her resignation from any such positions.
     3. Subject to Executive’s compliance with the terms of this Agreement, and in exchange for her execution of this Agreement (without revocation during the revocation period described below), the Company will provide Executive with the severance payments and benefits described in Section 6.2 of the Company’s Amended and Restated Executive Retention and Severance Plan of December 15, 2010 (the “Plan”). For purposes of clarity, (i) the parties agree that the amount of the lump sum payment described in Section 6.2(a) of the Plan is $1,300,000.00, less applicable withholding, (ii) the Company will pay the premiums for continued group health insurance benefits as provided in (and subject to the conditions in) Section 6.2(b) of the Plan, and (iii) the Company will accelerate the vesting of equity awards as provided in Section 6.2(c) of the Plan. Subject to the provisions of Section 8.2 of the Plan, the Company will provide such payments and benefits (the “Severance Package”) to Executive at the times specified in Section 6.2 of the Plan.
     4. With the exception of any unpaid bonus earned by Executive under the Company’s 2010 Executive Bonus Plan (the “Bonus”), the amount of which is $309,660, Executive acknowledges that she has been paid all wages that Executive earned during her employment with the Company. The Company shall pay the Bonus, less applicable withholding, to Executive promptly after the amount of the Bonus is determined, and in no event later than March 14, 2011. Executive understands and acknowledges that she shall not be entitled to any additional payments or benefits of any kind from the Company other than the Severance Package and the 2010 Bonus.

     5. Executive and her successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever related to Executive’s employment by the Company or any of its subsidiaries or the termination of such employment and occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of written, oral or implied contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to (a) any right of the Executive pursuant to Section 5.3 of the Plan or pursuant to a Prior Indemnity Agreement (as such term is defined by the Plan) or (b) any rights or claims that cannot be released by Executive as a matter of law, including, but not limited to, any claims for indemnity under California Labor Code Section 2802.
     6. Executive acknowledges that she has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that she has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that she may lawfully waive such rights pertaining to this general release of claims, and affirms that she is releasing all known and unknown claims that she has or may have against the parties listed above.
     7. Executive and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and their obligations under the following agreements: (a) any proprietary rights or confidentiality agreements between the Company or any of its subsidiaries and Executive, (b) any indemnification agreement between the Company or any of its subsidiaries and Executive, (c) the 2006 Equity Incentive Plan, as amended, and the 2010 Equity Incentive Plan (collectively, the “Equity Plans”), and (d) any agreement between the Company or any of its subsidiaries and Executive evidencing an equity award granted under the Equity Plans, as modified hereby.
     8. To the extent she has not done so already, promptly following her execution of this Agreement, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of her employment with the Company.

     9. Executive hereby transfers, for no additional consideration, any and all shares of stock of any of the Company’s subsidiaries (but, for the sake of clarity, excluding any stock or options to purchase stock of the Company itself) held by Executive to the Company, or such designee as the Company in its sole discretion may designate.
     10. Executive agrees that she will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.
     11. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
     12. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.
     13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and it supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of the plans and agreements described herein. In particular, the Employment Agreement is hereby terminated and of no further legal force or effect. This Agreement may not be modified or amended except by a document signed by an authorized member of the Board and Executive.

     14. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
EXECUTIVE UNDERSTANDS THAT SHE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE IS GIVING UP ANY LEGAL CLAIMS SHE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT SHE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT SHE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SHE SIGNS IT (BY EMAIL NOTICE OF REVOCATION TO THE EMAIL ADDRESS LISTED IN PARAGRAPH 1), AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT SHE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PACKAGE DESCRIBED IN PARAGRAPH 3, WHICH SEVERANCE PACKAGE EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HER EXECUTION OF THIS AGREEMENT.

Dated: February 9, 2011.	/s/ Sylvia Summers Couder
SYLVIA SUMMERS COUDER

TRIDENT MICROSYSTEMS, INC.
Dated: February 10, 2011	By:	/s/ David L. Teichmann

APPENDIX A
Limited Power of Attorney
I, Sylvia Summers Couder, do hereby make, constitute and appoint David L. Teichmann, in his capacity as Executive Vice President, General Counsel and Corporate Secretary of Trident Microsystems, Inc., a Delaware corporation (the “Company”), as my lawful Attorney-in-fact with full power and authority to act independently, as herein for the limited purposes:
1.	To resign my position as any officer and/or director of each and every subsidiary of the Company (including all representative offices or other entities organized thereunder), whether incorporated or organized in the United States or any country (each such entity, a “Company Subsidiary”) and to prepare, implement and execute any and all documents as may be required to effect such resignations from any such Company Subsidiary; and

2.	To take any and all actions deemed appropriate or which may be required in connection with the foregoing, including but not limited to obtaining notarization of documents described above or related to the foregoing.
Giving and granting full power and authority to do and perform each and every act and thing whatsoever requisite, necessary and proper to be done in the performance of the above to all intents and purposes as it might or could do if it were acting for myself, hereby ratifying and confirming all that Mr. Schlossman shall lawfully do or cause to be done by virtue of this document.
IN WITNESS WHEREOF, I have caused my name to be subscribed hereto on this __th day of January 2011.

SYLVIA SUMMERS COUDER

Certificate of Notary Public
State of California
County of Santa Clara
     On January ___, 2011, before me, __________________________, personally appeared Sylvia Summers Couder who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to within the Limited Power of Attorney and acknowledged to me that she executed the same, and that by her signature on the instrument the person executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
     WITNESS my hand and official seal.

Signature of Notary Public

[SEAL]

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